Exhibit 99.1

Provention Bio’s Teplizumab Continued to Significantly Delay the Onset of Insulin-Dependent Type 1 Diabetes (T1D) in Presymptomatic Patients

-One Course of Teplizumab Now Shown to Delay Insulin-Dependent T1D by a Median of Approximately Three Years Compared to Placebo-

-Teplizumab Significantly Reversed the Decline in C-Peptide Levels Providing Further Evidence of Disease-Modifying Effect-

-Extended Follow-up Results from the Pivotal “At-Risk” TN-10 Study Presented at the American Diabetes Association’s 80th Scientific Sessions-

Oldwick, NJ, June 15, 2020 – Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today announced extended follow-up data showing a single 14-day course of teplizumab (PRV-031) significantly delayed the onset of insulin-dependent type 1 diabetes (T1D) in presymptomatic patients by a median of approximately three years compared to placebo. These new data from the pivotal “At-Risk” TN-10 Study add one year to the two-year median delay that was previously reported in the New England Journal of Medicine and presented at last year’s American Diabetes Association’s (ADA’s) Scientific Sessions. Teplizumab, Provention’s lead drug candidate, is an anti-CD3 monoclonal antibody in development for the delay or prevention of insulin-dependent T1D in presymptomatic patients, defined by the presence of two or more T1D-related autoantibodies and dysglycemia.

The study was conducted by TrialNet, a network of the world's leading T1D researchers, and funded by the National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK). The findings were presented today at the ADA’s 80th Scientific Sessions.

“Continuing to delay the onset of clinical-stage T1D with just a single course of teplizumab, now by approximately three years as compared to placebo, is profoundly relevant for patients facing a lifetime of insulin dependency, glucose monitoring, and lifestyle challenges to survive,” said Ashleigh Palmer, CEO of Provention Bio. “We understand the urgency in fundamentally changing the progression of T1D in early-stage disease - before clinically relevant beta cell loss occurs - and remain steadfast in our commitment to bring teplizumab to the T1D community as quickly as possible.”

Additional findings show C-peptide levels, a measure of a person’s own insulin production, decreased in the placebo group, underscoring the destruction in beta cells that characterizes this disease. In contrast, teplizumab treatment stabilized and then significantly reversed the decline of C-peptide levels, suggesting a delay in the destruction of beta cells and restoration of insulin production by dysfunctional beta cells. Importantly, even in those who advanced to clinical-stage T1D, treatment with teplizumab resulted in a slower decline in C-peptide levels compared to placebo.

“C-peptide levels were stabilized and even improved with teplizumab treatment. We are highly encouraged to see these results that confirm beta cell function is being preserved and suggest that available beta cell function is being restored,” said Colin Dayan, MA MBBS, FRCP, Ph.D., Professor of Clinical Diabetes and Metabolism, Cardiff University School of Medicine, who was not involved with the TN-10 study. “These data provide further evidence that, as a disease-modifying immunotherapy, teplizumab appears to be treating the root cause of T1D autoimmunity and provides potential benefit across several stages of the disease.”

Presentations Highlights

●	The median time to clinical diagnosis of T1D after one course of teplizumab was approximately five years (an improvement of one year from previously published data) compared to approximately two years for the placebo group (unchanged from previously published data). Compared to placebo, teplizumab treatment resulted in a 54% reduction in risk of progressing to insulin-dependent T1D (hazard ratio 0.457, p=0.01). During this extended follow-up, nearly half of those treated with teplizumab are estimated to be free of clinical-stage disease at five years.

●	Teplizumab treatment was associated with a greater on-study C-peptide (p=0.009) compared to placebo. For both groups, C-peptide mean slopes preceding study entry were similar and declining. In the placebo group, this decline continued over the 6 months after study entry. By contrast, the teplizumab-treated group showed an increased C-peptide over this period (p=0.02 relative to study entry).

●	Teplizumab was well tolerated and the safety data is consistent with previous analyses.

Mr. Palmer added, “We remain on track to complete the Biologics License Application submission for teplizumab for the delay or prevention of insulin-dependent T1D in presymptomatic patients to the U.S. Food and Drug Administration (FDA) in the fourth quarter of this year. We look forward to working with the FDA as we advance the regulatory process under our Breakthrough Therapy designation.”

About the Pivotal “At-Risk” TN-10 Study:

The “At-Risk” TN-10 Study, a pivotal Phase 2 clinical trial, evaluated teplizumab for the delay of insulin-dependent type 1 diabetes (T1D) in presymptomatic patients, defined by the presence of two or more T1D-related autoantibodies and dysglycemia (abnormal glucose metabolism). Seventy-six patients were enrolled ages 8 to 49, with 72% under the age of 18, and randomized to receive a single course of either teplizumab or placebo. Patients were followed in a blinded fashion until 40 of them developed clinical-stage T1D, and then indefinitely after the analysis of the randomized period data.

About Type 1 Diabetes (T1D):

Over 1.6 million Americans have type 1 diabetes (T1D), an autoimmune disease caused by the destruction of beta cells. T1D symptoms can take months or years to develop. The psychological impact of T1D is hard to quantity, but a diagnosis is life-altering, and regular monitoring and maintenance can be extremely stressful. T1D typically takes more than a decade off a person’s life and life expectancy is reduced by 16 years on average for people diagnosed with T1D before the age of 10. Insulin is the current T1D treatment. It is necessary to keep patients alive, but it is a constant effort for patients. No disease-modifying treatments for T1D are currently available.

About Teplizumab (PRV-031):

Teplizumab is an anti-CD3 monoclonal antibody (mAb) being developed for the interception, delay, or prevention of type 1 diabetes (T1D).  More than 800 patients have received teplizumab in multiple clinical studies involving more than 1,000 subjects. In previous studies of newly diagnosed patients, teplizumab has consistently demonstrated the capability of preserving beta-cell function and reducing the need for exogenous insulin usage. Teplizumab has been granted Breakthrough Therapy designation from the U.S. Food and Drug Administration (FDA) and PRIME designation by the European Medicines Administration. Provention Bio has initiated a rolling submission of the Biologic License Application for teplizumab for the delay or prevention of insulin-dependent T1D for use in presymptomatic patients and expects to complete the submission in Q4 2020. Provention is currently evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D (the Phase 3 PROTECT Study).

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company leveraging a transformational drug development strategy focused on the prevention or interception of immune-mediated disease. Provention's mission is to source, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune diseases. Provention's diversified portfolio includes teplizumab, a pre-commercial-stage candidate that has been shown to delay the onset of insulin-dependent type 1 diabetes (T1D) in at-risk patients during the presymptomatic phase of the disease. The Company's portfolio includes additional clinical product development candidates that have demonstrated proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate," "expect," and "intend," among others. These forward-looking statements are based on Provention's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties surrounding the COVID-19 pandemic, including the impact to our clinical trial programs, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the risks listed under "Risk factors" in our annual report on Form 10-K for the year ended December 31, 2019 and any subsequent filings with the Securities and Exchange Commission (SEC). As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investors:
Sam Martin, Argot Partners
sam@argotpartners.com
212-600-1902

Media:
Lori Rosen, LDR Communications
lori@ldrcommunications.com
917-553-6808